                                                        EXHIBIT 99(a)

                BANK OF BOSTON REPORTS FIRST QUARTER NET INCOME
            OF $148 MILLION BEFORE SPECIAL ITEMS OR $1.23 PER SHARE
                             18% ABOVE PRIOR YEAR

     BOSTON, April 18, 1996 -- Bank of Boston Corporation (NYSE: BKB) reported today first quarter net income of $148 million, or $1.23 per common share on a fully diluted basis, before special items. This compares with $142 million, or $1.17 per share, in the fourth quarter of 1995 and $125 million, or $1.04 per share in the first quarter of 1995.

     Actual net income for the first quarter of 1996, including a previously announced special net loss of $31 million from mortgage banking activities discussed below, was $117 million, or $.95 per share, on a fully diluted basis. This $31 million net loss is expected to be offset by a related mortgage banking gain, which is scheduled to be recorded during the second quarter of 1996.

     First quarter highlights were (amounts shown are before special items):

     . Total revenues grew to $713 million on a fully taxable equivalent basis, compared with $707 million in the prior quarter and $646 million in the first quarter of 1995;

     . On a fully taxable equivalent basis, operating income (before credit costs) improved to $310 million in the first quarter, compared with $308 million in the prior quarter and $265 million in the first quarter of 1995;

     . Return on average common equity was 17.24% in the first quarter compared with 16.74% in the prior quarter and 17.43% in the first quarter of 1995. Return on average assets was 1.27% in the first quarter, 1.22% in the prior quarter and 1.19% in the first quarter of 1995;

     . Net credit losses were $42 million in the first quarter compared with $44 million in the prior quarter and $42 million in the first quarter of 1995. Nonaccrual loans and OREO totaled $371 million at March 31, 1996, compared with $359 million at December 31, 1995 and $422 million at March 31, 1995;

     . Operating ratio was 56.5% in the first quarter, even with the prior quarter and down from 59.0% in the first quarter of 1995.

     As announced on March 15, the first quarter included the following special items related to mortgage banking:

     . Recognition of an after-tax gain of $39 million in the first quarter from the sale of its mortgage banking subsidiary to two equity investment firms with the Corporation acquiring a 45% interest in a new independent mortgage company, HomeSide, Inc. The second phase of this transaction is anticipated to be completed in the second quarter, which will result in an additional after-tax gain of approximately $30 million. In addition, the Corporation recognized $70 million of after-tax losses (net of decreased servicing amortization) in the first quarter from contracts used to manage prepayment risk in the mortgage servicing portfolio included in the HomeSide, Inc. transaction.

NONINTEREST INCOME

     Noninterest income, before special items, increased $17 million from the prior quarter and $59 million from the first quarter of 1995 as follows:

 Fourth
Quarter                                                First Quarter
- -------                                                -------------
   1995   (in millions)                              1996       1995    Change
   ----                                              ----       ----    ------
   $119   Financial service fees                     $118       $106       $12
     49   Trust and agency fees                        51         53        (2)
      8   Trading profits and commissions              12          1        11
      2   Net securities gains                         13          6         7
     45   Net equity and mezzanine profits             37         16        21
     14   Net foreign exchange trading profits         12         12         0
     23   Other income                                 34         24        10
   ----                                              ----       ----     -----
   $260     Subtotal                                 $277       $218      $ 59
     53   Special items, net                          (51)        75      (126)
   ----                                              ----       ----     -----
   $313     Total                                    $226       $293      $(67)
   ====                                              ====       ====     =====

     .         Changes in financial service fee categories are detailed below.

     . Trust and agency fees increased $2 million from the fourth quarter mainly due to higher fees from the Brazilian mutual fund business. The decline from the prior year reflected the sale of the Corporation's corporate trust business and the transfer of its stock transfer business into a joint venture. Excluding the effect of these transactions, trust and agency fees increased by $10 million from the first quarter of 1995 due to growth in Brazil's mutual funds under management, which have nearly doubled in the past year to $3.0 billion.

     . Trading account profits and commissions grew $4 million from the prior quarter and $11 million from the first quarter of 1995 due to increases from the Corporation's Latin American and Emerging Markets businesses.

     . Net securities gains rose $11 million from the prior quarter and $7 million from the prior year as certain domestic securities were sold as part of a repositioning of the securities portfolio.

     . Net equity and mezzanine profits declined $8 million from the prior quarter and increased $21 million from the prior year. The fourth quarter of 1995 included large gains from two individual sale transactions. Compared with the prior year, the growth reflected a higher level of sales activity and an increase in income from investments in partnerships.

     . Other income increased $11 million from the prior quarter and $10 million from the prior year. These increases included higher profits from various joint ventures, principally those related to the Argentine pension management business and the stock transfer business.

     The components of financial service fees are as follows:

 Fourth
 ------
Quarter                                                          First Quarter
- -------                                                          -------------
   1995   (in millions)                                        1996       1995    Change
   ----                                                        ----       ----    ------
   $ 26   Net mortgage servicing fees (before special items)   $ 20       $ 21      $ (1)
     29   Deposit fees                                           31         30         1
     16   Letters of credit and acceptance fees                  16         19        (3)
     20   Loan-related fees                                      20         13         7
     28   Other                                                  31         23         8
   ----                                                        ----       ----      ----
   $119        Total                                           $118       $106      $ 12
   ====                                                        ====       ====      ====

     . Net mortgage servicing fees declined $6 million from the prior quarter reflecting the sale of the Corporation's mortgage banking subsidiary on March 15. In connection with the sale, the Corporation has acquired a 45% interest in a new independent mortgage banking company, HomeSide Inc.

     . Loan-related fees grew $7 million from the prior year due mainly to an increase in syndication fees, reflecting an expansion of the Corporation's capital markets business.

     . Other financial service fees grew $3 million from the prior quarter and $8 million from the prior year due mainly to an increase in capital markets-related advisory fees and credit card fees in Latin America.

     Special items included in noninterest income are composed of the following:

 Fourth
 ------
Quarter                                                        First Quarter
- -------                                                        -------------
   1995   (in millions)                                      1996       1995    Change
   ----                                                      ----       ----    ------
          Mortgage banking-related gains/losses:
    $ 0     Sale of mortgage subsidiary                     $  60        $ 0      $ 60
     67     Contracts used to manage prepayment risk, net    (111)         0      (111)
   ----                                                     -----       ----      ----
     67        Total                                          (51)         0       (51)
      0   Gain on sale of banking subsidiaries                  0         75       (75)
     20   Gain on sale of Corporate Trust business              0          0         0
    (34)  Other income items                                    0          0         0
   ----                                                      ----       ----     -----
    $53        Total                                        $ (51)       $75     $(126)
   ====                                                     =====       ====     =====

     . During the first quarter of 1996 the Corporation recorded a net loss of $51 million from mortgage banking-related special items. As a result of the first quarter's rising rate environment, a loss of $111 million, or $70 million after-tax, (net of decreased servicing amortization) was recorded from the change in market value of contracts used to manage prepayment risk in the mortgage servicing portfolio. In addition, the Corporation recognized a gain of $60 million, or $39 million after-tax, from the sale of its mortgage banking subsidiary to two equity investment firms with the Corporation retaining a 45% interest in a new independent mortgage company, HomeSide, Inc. The second phase of this transaction is anticipated to be completed in the second quarter, which will result in an additional after-tax gain of approximately $30 million. As a result of the declining rate environment in the fourth quarter of 1995 the Corporation recorded a gain of $67 million (net of increased servicing amortization) from the change in market value of contracts used to manage prepayment risk in the mortgage servicing portfolio.

     . The Corporation recognized a $20 million gain in the fourth quarter from the sale of its corporate trust business and a $75 million gain in the first quarter of 1995 from the sale of its Maine and Vermont banking subsidiaries.

     . Other income in the fourth quarter included a loss of $34 million from the transfer of $1.3 billion of low yielding residential mortgage loans into a held for sale account, substantially all of which have been sold, along with valuation-related charges associated with certain investments and other assets.

NET INTEREST REVENUE

     Net interest revenue, on a fully taxable equivalent basis, was $436 million for the first quarter of 1996, compared with $447 million in the prior quarter and $427 million for the same period in 1995. Net interest margin was 4.21% for the first quarter of 1996, compared with 4.35% in the fourth quarter of 1995 and 4.56% in the first quarter of last year.

     The $11 million decline in net interest revenue and 14 basis point decline in margin from the fourth quarter was mainly due to lower dividends from venture investments, the absence of interest recoveries on loans, a lower level of lease residual gains and narrower domestic spreads. The factors which caused the decline in net interest revenue were partially offset by an increase in Latin American operations, which reflected a higher level of earning assets.

     The $9 million increase in net interest revenue from the first quarter of 1995 reflected higher levels of earning assets and wider spreads in Latin America. These factors were partially offset by a decline in margin attributable to narrower domestic spreads caused by higher funding costs associated with the introduction and aggressive marketing of a new savings deposit product subsequent to the first quarter of 1995, the absence of prior year interest recoveries on loans and lower dividends from venture investments.

NONINTEREST EXPENSE

     The components of noninterest expense are as follows:

 Fourth
 ------
Quarter                                                     First Quarter
- -------                                                     -------------
   1995   (in millions)                                   1996       1995   Change
   ----                                                   ----       ----   ------
   $227   Employee costs                                  $229       $217      $12
     61   Occupancy & equipment                             63         59        4
     13   Professional fees                                  9         13       (4)
      2   FDIC insurance premiums                            0         12      (12)
     96   Other                                            102         80       22
   ----                                                   ----       ----     ----
    399      Noninterest expense before OREO costs         403        381       22
     28   Reorganization and other charges                   0          0        0
      2   OREO costs                                         2          2        0
   ----                                                   ----       ----     ----
   $429        Total                                      $405       $383      $22
   ====                                                   ====       ====      ===

     Noninterest expense before OREO costs, was $403 million in the first quarter of 1996, compared with $399 million in the prior quarter and $381 million for the same quarter in 1995.

     Compared with the prior periods, the increases in noninterest expense came from ongoing expansion in several of the Corporation's growth businesses, mainly Latin America, Consumer Finance, Global Capital Markets, and Private Banking. The increases stemmed from additional staffing, new product offerings, office openings and technology expenditures. The prior year comparison reflects an increase in the levels of advertising and travel. These increases were partially offset by a decline in professional fees, the elimination of FDIC insurance premiums in 1996, and business divestitures. Total staff levels declined by about 5%, or 1,000, from the end of 1995 principally due to the mortgage banking transaction.

     During the fourth quarter of 1995, the Corporation recorded $28 million of charges related mainly to the exiting, reorganizing and downsizing of certain business and corporate staff units.

CREDIT PROFILE

Loan and Lease Portfolio

     The segments of the lending portfolio are as follows:

  (in millions)                                            3-31-96     12-31-95    9-30-95    6-30-95    3-31-95
                                                           -------    ---------    -------    -------    -------
  United States Operations:
   Commercial, industrial and financial                    $11,361     $11,439     $11,789    $11,907    $11,684
   Commercial real estate
    Construction                                               323         336         412        327        355
    Other commercial real estate                             2,096       2,272       2,303      2,489      2,645
   Consumer-related loans
    Secured by 1-4 family residential properties             3,976       3,861       4,978      4,752      4,635
    Other                                                    3,843       3,397       3,131      2,834      2,603
   Lease financing                                           1,414       1,409       1,373      1,356      1,350
   Unearned income                                            (217)       (216)       (216)      (211)      (216)
                                                           -------     -------     -------    -------    -------
                                                            22,796      22,498      23,770     23,454     23,056
                                                           -------     -------     -------    -------    -------
  International Operations:
   Loans and lease financing, net of unearned
    income                                                   8,606       8,569       7,921      7,934      7,383
                                                           -------     -------     -------    -------    -------
  Total loans and lease financing                          $31,402     $31,067     $31,691    $31,388    $30,439
                                                           =======     =======     =======    =======    =======

     The $300 million increase in domestic loans and leases from December 31, 1995 was principally driven by growth in consumer loans in the national, primarily Ganis Credit Corp., credit card, and home equity portfolios. The Corporation reentered the credit card business during the latter part of 1995. Consistent with the Corporation's emphasis on reducing low return assets, the domestic commercial and industrial portfolio continued to trend downward as growth in the New England and asset based finance portfolios was more than offset by declines in other areas. The steady decline in the commercial real estate portfolio continued as well.

     The modest increase in the international loans reflected ongoing growth in the Latin American portfolio, partially offset by a decline in the European portfolio.

Nonaccrual Loans and OREO

     Nonaccrual loans and OREO amounted to $371 million at March 31, 1996, compared with $359 million at December 31, 1995, and $422 million at March 31, 1995. Nonaccrual loans and OREO represented 1.2% of related assets at March 31, 1996 and December 31, 1995, compared with 1.4% at March 31, 1995.

The components of consolidated nonaccrual loans and OREO are as follows:

  (in millions)                                        3-31-96    12-31-95    9-30-95    6-30-95    3-31-95
                                                       -------    --------    -------    -------    -------
  Domestic nonaccrual loans:
   Commercial, industrial and financial                    $79         $66       $105       $106       $111
   Commercial real estate
    Construction                                            21          24         23         16         20
    Other commercial real estate                            74          78         82         85         97
   Consumer-related loans
    Secured by 1-4 family residential properties            47          43         46         45         45
    Other                                                   39          32         30         21         21
                                                          ----        ----       ----       ----       ----
                                                           260         243        286        273        294
                                                          ----        ----       ----       ----       ----

  International nonaccrual loans                            63          66         69         66         57
                                                          ----        ----       ----       ----       ----
    Total nonaccrual loans                                 323         309        355        339        351
  OREO                                                      48          50         62         78         71
                                                          ----        ----       ----       ----       ----
    Total                                                 $371        $359       $417       $417       $422
                                                          ====        ====       ====       ====       ====

Provision and Reserve for Credit Losses

     The reserve for credit losses at March 31, 1996 was $732 million, or 2.33% of outstanding loans and leases, compared with $736 million, or 2.37% at December 31, 1995, and $696 million, or 2.29% at March 31, 1995. The reserve for credit losses was 227% of nonaccrual loans at March 31, 1996, 238% at December 31, 1995, and 198% at March 31, 1995.

     The provision for credit losses was $50 million for the first quarter of 1996. Provisions in the fourth and first quarters of 1995 were $75 million and $90 million, respectively, including special provisions of $25 million recorded in the fourth quarter and $50 million recorded in the first quarter of 1995.

     Net credit losses were $42 million for the first quarter of 1996, compared with $44 million for the prior quarter and $42 million for the comparable period last year. Net credit losses as a percent of average loans and leases on an annualized basis were .54% in 1996's first quarter, compared with .55% for the fourth quarter of 1995 and .56% for the first quarter of 1995.

     Net credit losses were as follows:

 Fourth
- -------
Quarter                                                      First Quarter
- -------                                                     --------------
   1995   (in millions)                                    1996       1995
- -------                                                    ----       ----
          Domestic
  $   6    Commercial, industrial and financial             $ 0        $ 8
      7    Commercial real estate                            12          6
           Consumer-related loans
      5     Secured by 1-4 family residential properties      6          4
     16     Other                                            19          8
      0    Lease financing                                    0          1
  -----                                                     ---        ---
     34     Subtotal                                         37         27
     10   International                                       5         15
  -----                                                     ---        ---
  $  44     Total                                           $42        $42
  =====                                                     ===        ===

TAXES

     Excluding the mortgage banking-related special items, the Corporation's effective tax rate, on a fully taxable equivalent basis, was reduced to 42.7% in the first quarter of 1996. This compares with a rate of 44.3% in the fourth quarter of 1995. The reduction in the effective tax rate reflects the benefits to the Corporation from recent Massachusetts bank tax legislation which permits the use of apportionment factors to determine income derived outside of Massachusetts and which gradually lowers the statutory income tax rate.

BALANCE SHEET

     Total consolidated assets were $46.5 billion at March 31, 1996 compared with $47.4 billion at December 31, 1995. The decline was mainly due to the sale of the Corporation's mortgage banking subsidiary during the first quarter, which removed over $800 million in mortgages held for sale and over $500 million of mortgage servicing rights from the balance sheet. The latter was also the main reason for the over 100 basis point increase in the Corporation's tangible common equity ratio to 6.29% at March 31, 1996 from 5.14% at December 31, 1995.

THE CORPORATION

     Bank of Boston Corporation, with assets of $46.5 billion, is a focused financial institution engaged primarily in commercial and consumer banking in southern New England, financing to selected corporations and individuals nationally and internationally, and indigenous banking in Latin America. New England's only global bank, the Corporation and its subsidiaries operate through a network of 500 offices across the U.S. and through more than 100 offices in 22 countries in Latin America, Europe and Asia, the third largest overseas network of any U.S. bank. The Corporation's common and preferred stocks are listed on the New York and Boston exchanges.

                           CONSOLIDATED BALANCE SHEET

(dollars in millions)
       December 31                                                             March 31
       -----------                                                ---------------------
              1995                                                       1996      1995
           -------                                                  ---------  --------
                       Assets
                        Securities:
            $  613       Held to maturity                                $647    $1,857
             5,014       Available for sale                             5,064     2,388

            31,067      Loans and lease financing                      31,402    30,439
             (736)      Reserve for credit losses                        (732)     (696)
           -------                                                    -------   -------
            30,331       Net loans and lease financing                 30,670    29,743

             4,598      Other earning assets                            4,250     3,286
             6,841      Cash and other nonearning assets                5,826     6,188
           -------                                                    -------   -------
           $47,397       Total Assets                                 $46,457   $43,462
           =======                                                    =======   =======

                       Liabilities and Stockholders' Equity
           $30,948      Deposits                                      $31,235   $28,275
             8,763      Funds borrowed                                  7,201     7,752
             2,139      Notes payable                                   2,499     2,093
             1,796      Other liabilities                               1,811     2,014
           -------                                                    -------   -------
            43,646       Total Liabilities                             42,746    40,134
           -------                                                    -------   -------

                       Stockholders' Equity
               508      Preferred equity                                  508       508
             3,243      Common equity                                   3,203     2,820
           -------                                                    -------   -------
             3,751       Total Stockholders' Equity                     3,711     3,328
           -------                                                    -------   -------
           $47,397       Total Liabilities and Stockholders' Equity   $46,457   $43,462
           =======                                                    =======   =======

                           SELECTED AVERAGE BALANCES

     Quarter Ended                                                     Quarters Ended
     -------------                                                     --------------
       December 31                                                           March 31
     -------------                                                         ----------
              1995                                               1996            1995
           -------                                            -------         -------
                       Assets
           $31,763      Loans and lease financing             $31,357         $30,123
             5,247      Securities                              5,653           4,288
            40,707      Total earning assets                   41,605          37,987
            46,233      Total assets                           47,014          42,845
                       Liabilities and Stockholders' Equity
            25,354      Interest bearing deposits              25,805          24,145
             4,949      Noninterest bearing deposits            5,018           4,609
           -------                                            -------         -------
            30,303       Total deposits                        30,823          28,754
             2,109      Notes payable                           2,374           2,133
            35,975      Total interest bearing liabilities     36,606          33,562
             3,154      Common stockholders' equity             3,235           2,699
             3,662      Total stockholders' equity              3,743           3,207

                              NUMBER OF EMPLOYEES

                                    Mar 31      Dec 31     Mar 31
                                      1996        1995       1995
                                  --------     -------    -------
  Full time equivalent employees    16,904     17,881      17,926

                        CONSOLIDATED STATEMENT OF INCOME


(dollars in millions, except per share amounts)
Quarters Ended                                                                Quarters Ended
   December 31                                                                      March 31
- --------------                                                              ----------------
          1995                                                                1996      1995
       -------                                                              ------    ------
      $1,069.6      Interest income                                       $1,034.9  $1,033.3
         627.8      Interest expense                                         601.3     607.4
         -----                                                              ------    ------
         441.8       Net interest revenue                                    433.6     425.9
          75.0      Provision for credit losses                               50.0      90.0
         -----                                                              ------    ------
                     Net interest revenue after provision
         366.8        for credit losses                                      383.6     335.9
        ======                                                              ======    ======
                    Noninterest income:
         186.2       Financial service fees                                    6.8     105.6
          48.9       Trust and agency fees                                    51.0      52.7
           8.3       Trading profits and commissions                          12.3       1.1
           1.9       Securities portfolio gains, net                          13.4       6.1
          67.9       Other income                                            142.7     127.7
         -----                                                              ------    ------
         313.2        Total noninterest income                               226.2     293.2
         -----                                                              ------    ------
                    Noninterest expense:
         188.8       Salaries                                                186.5     176.4
          38.6       Employee benefits                                        42.6      40.4
          35.3       Occupancy expense                                        37.0      34.9
          25.4       Equipment expense                                        26.2      24.1
         110.9       Other expense                                           110.6     105.3
         -----                                                              ------    ------
         399.0         Subtotal                                              402.9     381.1
          28.2       Reorganization and other charges                            0         0
           2.0       OREO costs                                                1.6       2.1
         -----                                                              ------    ------
         429.2        Total noninterest expense                              404.5     383.2
         -----                                                              ------    ------

         250.8      Income before income taxes                               205.3     245.9
         108.4      Provision for income taxes                                88.8     120.6
        ------                                                              ------    ------
        $142.4      NET INCOME                                              $116.5    $125.3
        ======                                                              ======    ======


                    PER COMMON SHARE:
        $ 1.18        Primary                                                 $.97     $1.08
        $ 1.17        Fully diluted                                           $.95     $1.04
        $  .37       Dividends declared                                       $.37     $ .27

                    Average number of common shares, in thousands:
       112,285          Primary                                            111,034   107,278
       114,036          Fully diluted                                      112,864   111,820

         $ 9.4      Preferred dividends                                       $9.3      $9.4

                                   OTHER DATA

(dollars in millions, except per share amounts)


  Quarter Ended                                                                              Quarters Ended
  -------------                                                                              --------------
    December 31                                                                                    March 31
    -----------                                                                                    --------
           1995                                                                       1996             1995
        -------                                                                   --------           ------

                                                CORE EARNINGS DAT
                 EARNINGS PER SHARE BEFORE SPECIAL ITEMS*:
        $ 1.18     Primary                                                        $   1.25         $   1.08
        $ 1.17     Fully diluted                                                  $   1.23         $   1.04

                 RETURN ON AVERAGE TOTAL ASSETS (ANNUALIZED):
          1.22%    Net income                                                         1.00%            1.19%
          1.22%    Net income before special items*                                   1.27%            1.19%

                 RETURN ON AVERAGE COMMON EQUITY (ANNUALIZED):
         16.74%    Net income                                                        13.33%           17.43%
         16.74%    Net income before special items*                                  17.24%           17.43%

                 * Based on net income of $148.0 million in the first quarter of 1996, $142.4 million in the fourth quarter of 1995 and $125.3 million in the first quarter of 1995.


                 CONSOLIDATED NET INTEREST REVENUE AND MARGIN:
        $446.7     Net interest revenue, fully taxable equivalent basis           $  435.8         $  427.4
          4.35%    Net interest margin                                                4.21%            4.56%

          4.51%  DOMESTIC NET INTEREST MARGIN (ESTIMATED)                             4.31%            4.85%


    December 31                                                                                    March 31
    -----------                                                                ----------------------------
           1995                                                                       1996             1995
       --------                                                                   --------         --------
                 COMMON STOCKHOLDERS' EQUITY:
      $  3,243   Common stockholders' equity                                      $  3,203         $  2,820
       112,086   Common shares outstanding, in thousands                           110,530          111,167
                 Per common share:
      $  28.93    Book value                                                      $  28.98         $  25.36
         46.25    Market value                                                       49.63            29.88

                 CAPITAL RATIOS/REGULATORY CAPITAL:
          5.14%  Tangible common equity ratio                                         6.29%            4.94%
                 Risk-based capital ratios:                                       Estimate
           8.0%    Tier 1 capital ratio (minimum required 4.00%)                       8.1%             7.8%
          12.8%    Total capital ratio (minimum required 8.00%)                       12.9%            13.3%
           7.4%  Leverage ratio                                                        7.2%             7.3%
      $  3,391   Tier 1 capital                                                   $  3,377         $  3,090
         5,449   Total capital                                                       5,387            5,282
        42,636   Total risk-adjusted assets                                         41,726           39,827

                           RESERVE FOR CREDIT LOSSES

(dollars in millions)
        Quarter Ended                                                            Quarters Ended
          December 31                                                                  March 31
      ---------------                                                           ---------------
                 1995                                                           1996       1995
             --------                                                       --------    -------
              $ 704.4    Beginning balance                                   $ 735.5     $680.2

                 75.0    Provision for credit losses                            50.0       90.0
                    0    Sale of mortgage banking subsidiary                   (10.9)         0
                    0    Sale of Maine and Vermont banking subsidiaries            0      (32.7)

                (63.2)   Credit losses                                         (57.6)     (53.5)
                 19.3    Recoveries                                             15.4       11.5
              -------                                                        -------     ------
                (43.9)    Net credit losses                                    (42.2)     (42.0)
              -------                                                        -------     ------

              $ 735.5    Ending balance                                      $ 732.4     $695.5
              =======                                                        =======     ======

                2.37%    Reserve as a % of loans and leases                     2.33%      2.29%
              =======                                                        =======     ======

                 238%    Reserve as a % of nonaccrual loans                      227%       198%
              =======                                                        =======     ======

                               RENEGOTIATED LOANS

                                                                  1995     1996
                                    First    Second    Third    Fourth    First
                                      Qtr       Qtr      Qtr       Qtr      Qtr
                                 --------  -------- --------  --------  -------
Renegotiated loans                    $43       $29      $27       $27      $17
                                      ===       ===      ===       ===      ===